UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. 1)

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☐ Definitive Proxy Statement
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RMG NETWORKS HOLDING CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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15301 Dallas Parkway

Suite 500

Addison, Texas 75001

NOTICE OF SPCECIAL MEETING OF STOCKHOLDERS

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION

A special meeting of stockholders of RMG Networks Holding Corporation, a Delaware corporation (the “Company”), will be held at [●] a.m. Central Time on [●], 2015, at our corporate headquarters, located at 15301 Dallas Parkway, Suite 125, Addison, Texas 75001, for the purpose of considering and taking the following action, which is described in the accompanying Proxy Statement:

•

To approve, for purposes of NASDAQ Listing Rule 5635, the issuance by the Company of 25 million shares of the Company’s common stock upon the conversion of 250,000 shares of the Company’s Series A convertible preferred stock.

The foregoing item of business is more fully described in the proxy statement accompanying this Notice.

Only holders of our common stock of record at the close of business on April [●], 2015 are entitled to notice of and to vote at the meeting.

All stockholders are cordially invited to attend the meeting and vote in person. To assure your representation at the meeting, however, you are urged to use our Internet voting system or to mark, sign, date, and return the enclosed proxy card as promptly as possible in the postage-prepaid envelope enclosed for that purpose. You may vote in person at the meeting even if you have previously used our Internet voting system or returned a proxy.

By order of the Board of Directors,

Robert Michelson

Chief Executive Officer

Addison, Texas

April [●], 2015

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on [●], 2015: The proxy statement is available at www.rmgnetworks.com.

15301 Dallas Parkway

Suite 500

Addison, Texas 75001

April [●], 2015

PRELIMINARY PROXY STATEMENT

SUBJECT TO COMPLETION

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

Why did you furnish me this Proxy Statement?

This proxy statement and the enclosed proxy card are furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or “Board”) of RMG Networks Holding Corporation, a Delaware corporation (the “Company,” “we,” us,” or “our”), for use at the Special Meeting of the Company’s stockholders to be held at [●] a.m. Central Time on [●], 2015, at our corporate headquarters, located at 15301 Dallas Parkway, Suite 125, Addison, Texas 75001, and at any adjournments or postponements of the Special Meeting. This proxy statement summarizes the information that you need to make an informed vote on the Proposal to be considered at the Special Meeting. However, you do not need to attend the Special Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card using the postage-prepaid envelope provided. The approximate date on which this proxy statement and the enclosed proxy card will be sent to the Company’s stockholders is [●], 2015.

What am I being asked to do?

We are asking you to approve the Proposal described below, to permit the Company to issue the Conversion Shares (as defined below).

What proposal will be addressed at the Special Meeting?

At the Special Meeting, stockholders will act upon a proposal (the “Proposal”) to approve, for purposes of NASDAQ Listing Rule 5635, the issuance by the Company of 25 million shares (the “Conversion Shares”) of the Company’s common stock, $0.0001 par value per share (the “Common Stock”), upon the conversion of 250,000 shares of the Company’s Series A convertible preferred stock, par value $0.0001 per share (the “Series A Preferred Stock”). The shares of Series A Preferred Stock were issued on March 26, 2015, in a private placement to a number of accredited investors (collectively, the “Investors”), including certain directors and officers of the Company (and affiliated entities) (the “Private Placement”), and are convertible into Common Stock only if approved by the Company’s stockholders. At the specific request of the Investors and as condition to the consummation of the Private Placement, we entered into Support Agreements with stockholders of the Company holding (directly or through related entities) approximately 45% of our outstanding Common Stock (the “Support Parties”), pursuant to which the Support Parties have agreed to vote at the Special Meeting in favor of the approval of the Proposal (collectively, the “Support Agreements”). Therefore, subject to termination of the Support Agreements in accordance with their respective terms, we expect that the Proposal will be adopted by the required vote of our stockholders.

Why is stockholder approval of the issuance of shares of Common Stock upon conversion of the Series A Preferred Stock required?

Because our Common Stock is listed on the NASDAQ Global Market, we are subject to NASDAQ Marketplace Rule 5635(d), which requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The conversion of the Series A Preferred Stock into Common Stock is conditioned upon stockholder approval. Absent such condition, the issuance of the Conversion Shares upon the conversion of the Series A Preferred Stock would have exceeded 20% of both the voting power and number of shares of Common Stock outstanding before the Private Placement. Approval of the Proposal will constitute stockholder approval for purposes of NASDAQ Marketplace Rule 5635(d).

In addition, we are subject to NASDAQ Marketplace Rules 5635(b), which requires stockholder approval prior to the issuance of securities which result in a change of control of the Company, and 5635(c), which requires stockholder approval prior to the issuance of securities when an equity compensation arrangement is made pursuant to which stock may be acquired by officers or directors (subject to certain specified exceptions). Approval of the Proposal will also constitute approval for purposes of these additional NASDAQ Marketplace Rules, to the extent that the issuance of the Conversion Shares may be deemed to result in a change of control of the Company, or to constitute an equity compensation arrangement for purposes of Rule 5635(c) (in the case of Conversion Shares issuable to the Company’s directors or officers, or affiliated entities).

What is the effect of stockholder approval?

Pursuant to the terms of the Series A Preferred Stock, all of the shares of Series A Preferred Stock will automatically convert into the Conversion Shares on the date on which the Proposal is approved by the Company’s stockholders.

Who may vote on the Proposal?

Stockholders who owned shares of the Company’s as of the close of business on April [●], 2015 (the “Record Date”) are entitled to vote at the Special Meeting on all matters properly brought before the Special Meeting. As of the Record Date, the Company had [●] issued and outstanding shares of Common Stock.

How many votes do I have?

Each share of Common Stock is entitled to one vote on each matter that comes before the Special Meeting.

Why would the Special Meeting be adjourned or postponed?

The Board intends to adjourn and postpone the Special Meeting if, as of [●], 2015, the number of shares of Common Stock present at the Special Meeting, in person or represented by proxy, is insufficient to either constitute a quorum or approve the Proposal described in this proxy statement to be submitted to stockholders for consideration.

What constitutes a quorum?

To conduct business at the Company’s Special Meeting, a majority of the voting power of the issued and outstanding shares of Common Stock must be present in person or represented by proxy. This is known as a “quorum.” Abstentions and broker non-votes (described below) will count toward establishing a quorum.

How do I vote by proxy?

Whether you plan to attend the Special Meeting or not, we urge you to complete, sign and date the proxy card provided and return it promptly in the postage-prepaid envelope provided. Returning the proxy card will not affect your right to attend the Special Meeting or to vote in person.

If you properly complete your proxy card and send it to us in time to vote, your proxy (one of the individuals named on your proxy card) will vote your shares as you have directed on the proxy card. If you sign the proxy card but do not give voting instructions for a particular proposal, then your proxy will vote your shares on that proposal as recommended by the independent members of the Board of Directors FOR the approval of the Proposal.

As of the date of this proxy statement, we are not aware of any matters other than the Proposal that will be brought before the Special Meeting.

How do I vote in person?

If you plan to attend the Special Meeting and vote in person, we will give you a ballot when you arrive.

May I revoke my proxy?

If you give a proxy, then you may revoke it at any time before it is exercised, as follows:

1. You may send in another proxy bearing a later date;

2. You may notify the Company in writing (if the stockholder is an entity, under its seal, by an officer or other authorized person of the entity) at the Company’s principal executive and administrative offices before the Special Meeting that you are revoking your proxy; or

3. You may vote in person at the Special Meeting.

What vote is required to approve the Proposal?

Approval of the Proposal requires the affirmative vote of the holders of a majority of the votes cast with regard to the Proposal at the Special Meeting, if a quorum is present. Abstentions will be considered votes cast and, therefore, will have the effect of a vote against the Proposal whereas broker non-votes will not be counted in determining the number of votes cast.

Are there any dissenters’ rights of appraisal?

No. Delaware General Corporation Law (“DGCL”) does not provide for dissenter’s rights in connection with the Proposal being voted on at the Special Meeting.

Who bears the cost of soliciting proxies?

The Company will bear the cost of soliciting proxies in the accompanying form and will reimburse brokerage firms and others for expenses involved in forwarding proxy materials to beneficial owners or soliciting their execution. In addition to solicitations by mail, the Company, through its directors and officers, may solicit proxies in person, by telephone or by electronic means. Such directors and officers will not receive any special remuneration for these efforts.

Where are the Company’s principal executive and administrative offices?

The principal executive and administrative offices of the Company are located at 15301 Dallas Parkway, Suite 500, Addison, Texas 75001 and the telephone number is (800) 827-9666.

How can I obtain additional information about the Company?

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that it file reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). The SEC maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants, including the Company, that file electronically with the SEC. The SEC’s website address is http://www.sec.gov. In addition, the Company’s Exchange Act filings may be inspected and copied at the SEC’s public reference room located at 100 F Street, N.E., Washington, DC 20549, on official business days during its hours of operation. Please call the SEC at 1-800-SEC-0330 for further information about its public reference room.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of March 31, 2015 by:

•

each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock;

•

each of our executive officers;

•

each of our directors; and.

•

all of our executive officers and directors as a group.

The following table lists the number of shares and percentage of shares beneficially owned based on 12,167,756 shares of Common Stock outstanding as of March 31, 2015.

Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of common stock subject to options and warrants currently exercisable or exercisable within 60 days of March 31, 2015, are deemed outstanding and beneficially owned by the person holding such options or warrants for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. For purposes of this table, shares of Common Stock issuable upon conversion of the Series A Preferred Stock are not included, as such shares may not be issued unless stockholder approval of the Proposal is obtained.

Except as indicated in the footnotes to this table, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.  Except as indicated in the footnotes to this table, the address for each beneficial owner is c/o RMG Networks Holding Corporation, 15301 Dallas Parkway, Suite 500, Addison, Texas 75001.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate percentage of outstanding Shares
Gregory H. Sachs(1)	3,797,262	24.9%
Donald R. Wilson, Jr.(2)	6,512,545	44.3%
PAR Investment Partners, L.P.(3)	1,112,293	9.1%
Paul Packer(4)	886,141	7.3%
AQR Capital Management, LLC(5)	767,040	5.9%
Robert Michelson(6)	138,906	1.1%
Loren Buck(7)	99,666	*
Jeffrey Hayzlett	10,680	*
Marvin Shrear	5,000	--
Alan Swimmer(8)	5,700	*
Jonathan Trutter	5,000	--
All directors and executive officers as a group (seven individuals)	4,062,214	26.2%

*	Less than 1%.
(1)

Consists of (i) 437,456 shares held by a revocable trust (the “Revocable Trust”), (ii) 116,950 shares held by a family trust (the “Family Trust”), (iii) 142,857 shares held by SCG Financial Holdings LLC (the “Sponsor”) which are subject to forfeiture in the event that the last sale price of the Company’s common stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of our initial business combination, (iv) 2,533,333 shares issuable upon the exercise of warrants that are currently exercisable (of which 2,133,333 such warrants are held by the Revocable Trust and 400,000 such warrants are held by the Family Trust) and (v) 566,666 shares which Mr. Sachs has the right to acquire upon the exercise of options exercisable within 60 days of March 31, 2015. Mr. Sachs is the trustee and beneficiary of the Revocable Trust and the children of Mr. Sachs are the beneficiaries under the Family Trust. Mr. Sachs is a manager of the Sponsor and ultimately controls the voting and dispositive power of 142,857 shares of common stock of the Company owned by the Sponsor. Mr. Sachs disclaims beneficial ownership of any securities of the Company over which he does not have a pecuniary interest. Number of shares beneficially owned excludes 7,333,333 Conversion Shares that will be issued to White Knight Capital Management LLC, an affiliate of Mr. Sachs, if the Proposal is approved.

(2)

Based on an amendment to Schedule 13D filed on April 1, 2015 by DOOH, DOOH Investment Manager LLC, DRW (“DRW”), DRW Commodities, LLC and Donald R. Wilson, Jr. Consists of (i) 2,354,450 shares held by DRW, (ii) 1,339,048 shares held by DOOH, (iii) 285,714 shares held by the Sponsor (including the 142,857 shares reported in footnote (1)) which are subject to forfeiture in the event that the last sale price of the Company’s common stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of our initial business combination, and (iv) 2,533,333 shares which DOOH has the right to acquire upon the exercise of warrants that are currently exercisable. Number of shares beneficially owned excludes 8,666,666 Conversion Shares that will be issued to Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1, an entity related to DOOH, if the Proposal is approved. The business address of Mr. Wilson is 540 W. Madison Street, Suite 2500, Chicago, Illinois 60661.

(3)

Based on a Schedule 13G filed on April 21, 2014 on behalf of (i) PAR Investment Partners, L.P. (“PAR Investment Partners”), a Delaware limited partnership, (ii) PAR Group, L.P. (“PAR Group”), a Delaware limited partnership and (iii) PAR Capital Management, Inc. (“PAR Capital Management”), a Delaware corporation. The sole general partner of PAR Investment Partners is PAR Group. The sole general partner of PAR Group is PAR Capital Management. All shares listed in this footnote 3 are held by PAR Investment Partners. Each of PAR Group and PAR Capital Management may be deemed to be the beneficial owner of all shares held directly by PAR Investment Partners. Number of shares beneficially owned excludes 2,475,000 Conversion Shares that will be issued to PAR Investment Partners if the Proposal is approved. The business address of each of PAR Investment Partners, PAR Group and PAR Capital Management is One International Place, Suite 2401, Boston, Massachusetts 02110.

(4)

Based on an amendment to Schedule 13G filed on February 13, 2015 by Globis Capital Partners, L.P., Globis Capital Advisors, L.L.C., Globis Overseas Fund, Ltd., Globis Capital Management, L.P., Globis Capital, L.L.C. and Paul Packer. Consists of (i) 741,513 shares of common stock held by Globis Capital Partners, L.P. and (ii) 144,628 shares of common stock held by Globis Overseas Fund, Ltd. Mr. Packer is the managing member of Globis Capital Advisors, L.L.C., which is the general partner of Globis Capital Partners, L.P. Mr. Packer is also the managing member of Globis Capital, L.L.C., which is the general partners of Globis Capital Management, L.P., which serves as investment manager to, and has investment discretion over the securities held by, Globis Capital Partners, L.P. and Globis Overseas Fund, Ltd. Mr. Packer is deemed to have beneficial ownership of the shares held by Globis Capital Partners, L.P. and Globis Overseas Fund, Ltd. Mr. Packer’s business address is 805 Third Avenue, 15th Floor, New York, NY 10022.

(5)

Based on a Schedule 13G filed by February 17, 2015 by AQR Capital Management, LLC. Consists of shares which AQR Capital Management, LLC has the right to acquire upon exercise of warrants that are currently exercisable. The business address of AQR Capital Management, LLC is Two Greenwich Plaza, Greenwich, Connecticut 06830.

(6)

Consists of shares which Mr. Michelson has the right to acquire upon the exercise of options exercisable within 60 days of March 31, 2015. Number of shares beneficially owned excludes 100,000 Conversion Shares that will be issued to Mr. Michelson if the Proposal is approved.

(7)

Includes 66,666 shares which Mr. Buck has the right to acquire upon the exercise of options exercisable within 60 days of March 31, 2015. Number of shares beneficially owned excludes 30,000 Conversion Shares that will be issued to Mr. Buck if the Proposal is approved.

(8)	Number of shares beneficially owned excludes 250,000 Conversion Shares that will be issued to Mr. Swimmer if the Proposal is approved.

THE PROPOSAL

Background

On March 25, 2015, we entered into a Purchase Agreement (the “Purchase Agreement”) with the Investors, pursuant to which the Investors agreed to purchase from us, and we agreed to sell, 250,000 shares of Series A Preferred Stock, for a purchase price of $100 per share, subject to the terms and conditions of the Purchase Agreement.  We consummated the sale of the Series A Preferred Stock to the Investors on March 26, 2015 (the “Closing Date”). The Investors included Robert Michelson, the Company’s President, Chief Executive Officer and a member of the Board, Loren Buck, the Company’s Executive Vice President and Chief Operating Officer, Alan Swimmer, a member of the Board, White Knight Capital Management LLC, an entity affiliated with Gregory H. Sachs, the Company’s Executive Chairman, Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1, an entity related to DOOH, a significant stockholder of the Company, and PAR Investment Partners, L.P., a significant stockholder of the Company.

In the case of the shares of Series A Preferred Stock sold in the Private Placement to White Knight Capital Management LLC and a portion of the Shares sold to Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1 (together, the “Lenders”), which entities were the lenders under the Credit Agreement, dated April 19, 2013 (as subsequently amended, the “Senior Credit Agreement”), to which the Company and certain of its subsidiaries was party, the purchase price was paid by means of the satisfaction and discharge of all principal amounts owed to the Lenders under the Senior Credit Agreement on a dollar-for-dollar basis. Upon the closing of the Private Placement (the “Closing”), and as a condition under the Purchase Agreement, all accrued interest and any other amounts due from the Company to the Lenders under the Senior Credit Agreement were paid in full simultaneously with the Closing. As a result, all amounts due under the Senior Credit Agreement were paid in full, and the Company has no further obligations under the Senior Credit Agreement.

The shares of Series A Preferred Stock have the rights and preferences set forth in the Certificate of Designation of Series A Convertible Preferred Stock filed by the Company pursuant to the terms of the Purchase Agreement (the “Certificate of Designation”). Pursuant to the Certificate of Designation, each share of Series A Preferred Stock shall automatically convert into 100 shares of Common Stock on such date on which the stockholders of the Company approve the Proposal (the “Stockholder Approval”). The conversion price will be subject to adjustment in the event of the issuance by the Company of other securities at a price per share of less than the conversion price of the Series A Preferred Stock, or to reflect stock dividends, stock splits and other recapitalizations affecting the Common Stock. Prior to the Stockholder Approval, the shares of Series A Preferred Stock are not convertible. If the Stockholder Approval has not been obtained, and the outstanding shares of Series A Preferred Stock have not converted into shares of Common Stock, by the 60th day following the closing of the Private Placement (or by the 75th day following the closing of the Private Placement if the SEC comments on this preliminary proxy statement, then commencing on the next business day holders of the Series A Preferred Stock will be entitled to cumulative quarterly dividends at a rate of 12% per annum calculated from the original issuance date, calculated based on a price of $100 per share (the “Stated Value”), in preference and priority to the holders of all other classes or series of the Company’s capital stock. Upon the Company’s liquidation prior to the conversion of the Series A Preferred Stock, each share of Series A Preferred Stock would participate on a pari passu basis with the holder of Common Stock (on an as-converted basis) in the net assets of the Company. Holders of Series A Preferred Stock will be entitled to vote with the holders of the Common Stock on an as-converted basis, except that the Series A Preferred Stock shall have no voting rights with respect to the Proposal. In addition, prior to the conversion of the Series A Preferred Stock the consent of the holders of at least 66% of the Series A Preferred Stock then outstanding, voting together as a class, will be required for the Company to take certain actions, including authorizing an increased number of shares of Series A Preferred Stock or any class or series of capital stock ranking senior to or on parity with the Series A Preferred Stock, adopting a plan for liquidation, entering into a Change of Control Transaction (as such term is defined in the Certificate of Designation), entering into certain transactions with affiliates, or incurring indebtedness for borrowed money in excess of $500,000 in the aggregate (other than indebtedness incurred under the Company’s existing factoring facility). From and after the first anniversary of the Closing, the Required Holders (as defined below) will have the right to elect to cause the Company to redeem, out of funds legally available therefore, all but not less than all of the then outstanding shares of Series A Preferred Stock, for a price per share equal to the Stated Value for such share, plus the amount of any accrued and unpaid dividends thereon. As used in the Certificate of Designation, the term “Required Holders” means each holder who, together with its affiliates, purchases at least $2.5 million of Series A Preferred Stock pursuant to the Purchase Agreement and the holders of at least a majority of the shares of Series A Preferred Stock then outstanding.

Pursuant to the terms of the Purchase Agreement, the Company has agreed to take all action necessary to call this Special Meeting to seek the Stockholder Approval, by no later than the 60th day after the Closing (or the 75th day after the Closing if the SEC comments on this preliminary proxy statement), and (2) if the Stockholder Approval is not obtained at the Special Meeting, up to three additional meetings of stockholders to seek the Stockholder Approval. The Company also agreed that, subject to their fiduciary duties under applicable law, the non-interested members of the Board will recommend to the Company’s stockholders that they vote in favor of the Proposal, and take all commercially reasonable action to solicit the approval of the stockholders for the Proposal. The Company has also agreed, in addition to other covenants contained in the Purchase Agreement, not to issue any other shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock, subject to certain exceptions, for a period of 90 days following the effective date (the “Effective Date”) of the first registration statement filed pursuant to the Registration Rights Agreement (as defined below).

Also on March 25, 2015 and in connection with the Purchase Agreement, the Company entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Investors pursuant to which the Company has agreed to prepare and file with the SEC within 30 days following the Closing a registration statement covering the resale of the shares of Common Stock issuable upon conversion of the Series A Preferred Stock (the “Registrable Securities”), and to use commercially reasonable efforts to cause such registration statement to be declared effective under the Securities Act as soon as practicable. If (1) the registration statement is not filed within 30 days after the Closing Date, (2) the registration statement is not declared effective by the earlier of (A) five business days after the SEC shall have informed the Company that it will not review the registration statement or that it has no further comments on the registration statement or (B) within 90 days after the Closing, (3) the registration statement ceases for any reason to be effective at any time before the Registrable Securities have not been resold for more than 20 consecutive days or a total of 45 days in any 12 month period, or (4) the Company fails to keep public information available or to otherwise comply with certain obligations such that the Investors are unable to resell the Registrable Securities pursuant to the provisions of Rule 144 promulgated under the Securities Act, then the Company shall be obligated to pay to each Investor an amount in cash, as liquidated damages and not as a penalty, equal to 1.5% of the purchase price paid by such Investor for the Shares purchased under the Purchase Agreement per month until the applicable event giving rise to such payments is cured. The Company is obligated to file additional registration statements under certain circumstances, including if the Company is not able to include all of the Registrable Securities in the initial registration statement pursuant to the provisions of Rule 415 promulgated under the Securities Act, and to pay liquidated damages, equivalent to those applicable to the initial registration statement, if certain conditions applicable to any such additional registration statement are not satisfied.

Also in connection with the Private Placement, and as a condition to the Investors’ obligation to consummate the purchase and sale of the Series A Preferred Stock pursuant to the Purchase Agreement, (1) each of the Lenders entered into a lock-up agreement (each, a “Lock-Up Agreement”), pursuant to which each agreed, subject to certain exceptions and conditions, not to sell, offer, pledge or otherwise dispose of any shares of Common Stock or securities convertible into or exchangeable for shares of Common Stock for a period of 180 days from the Effective Date and (2) each of Gregory H. Sachs, 2012 DOOH Investments, LLC, DRW Commodities, LLC and PAR Investment Partners, L.P., which collectively (together with certain affiliated entities) beneficially own, in the aggregate, approximately 45% of the outstanding Common Stock, entered into a Support Agreement, pursuant to which each agreed to vote in favor of the Proposal. As a result of the Support Agreements, subject to termination of the Support Agreements in accordance with their respective terms, we expect that the Proposal will be adopted by the required vote of our stockholders.

Reasons for the Proposal

Because our Common Stock is listed on the NASDAQ Global Market, we are subject to NASDAQ Marketplace Rule 5635(d), which requires stockholder approval prior to the issuance of securities in connection with a transaction, other than a public offering, involving the sale, issuance or potential issuance by a company of common stock (or securities convertible into or exercisable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. The conversion of the Series A Preferred Stock into Common Stock is conditioned upon stockholder approval. Absent such condition, the issuance of the Conversion Shares upon the conversion of the Series A Preferred Stock would have exceeded 20% of both the voting power and number of shares of Common Stock outstanding before the Private Placement. Approval of the Proposal will constitute stockholder approval for purposes of NASDAQ Marketplace Rule 5635(d).

In addition, we are subject to NASDAQ Marketplace Rules 5635(b), which requires stockholder approval prior to the issuance of securities which result in a change of control of the Company, and 5635(c), which requires stockholder approval prior to the issuance of securities when an equity compensation arrangement is made pursuant to which stock may be acquired by officers or directors (subject to certain specified exceptions). Approval of the Proposal will also constitute approval for purposes of these additional NASDAQ Marketplace Rules, to the extent that the issuance of the Conversion Shares may be deemed to result in a change of control of the Company, or to constitute an equity compensation arrangement for purposes of Rule 5635(c) (in the case of Conversion Shares issuable to the Company’s directors or officers, or affiliated entities).

We did not seek stockholder approval prior to issuing the Series A Preferred Stock because the terms of the Series A Preferred Stock, as set forth in the Certificate of Designation, do not permit the conversion of the Series A Preferred Stock into Common Stock unless and until stockholder approval is obtained. Therefore, stockholder approval was not required by the Nasdaq Marketplace Rules. If stockholders do not approve the Proposal, the Series A Preferred Stock will not be convertible into Common Stock, and the Conversion Shares will not be issued.

Effect of the Proposal on Current Stockholders

If the Proposal is adopted, the Conversion Shares will be issued automatically, and will constitute significantly more than 19.99% of our outstanding shares of Common Stock. The issuance of such shares would result in significant dilution to our stockholders, and afford them a smaller percentage interest in the voting power, liquidation value and aggregate book value of the Company. Additionally, the sale or any resale into the public markets of the Conversion Shares could cause the market price of our Common Stock to decline.

As of March 31, 2015, we had 12,167,756 shares of Common Stock issued and outstanding. The number of Conversion Shares that will be issued if the Proposal is adopted compared to the number of outstanding shares of Common Stock as of March 31, 2015 is approximately 205%. Following the conversion, the Conversion Shares will represent approximately 67% of our Common Stock and our current outstanding shares will represent approximately 33% of our Common Stock. The following table sets forth information known to us regarding the beneficial ownership of our Common Stock as of March 31, 2015, before and after giving effect to the issuance of the Conversion Shares as if it occurred as of such date, by (1) each stockholder, or group of affiliated stockholders, that we know owns more than 5% of our outstanding common stock and (2) all of our executive officers and directors as a group:

	Before Issuance of Conversion Shares		After Issuance of Conversion Shares
Name of Beneficial Owner	Number of Shares Beneficially Owned	Approximate percentage of outstanding Shares	Number of Shares Beneficially Owned	Approximate percentage of outstanding Shares
Gregory H. Sachs(1)	3,797,262	24.9%	11,130,595	27.6%
Donald R. Wilson, Jr.(2)	6,512,545	44.3%	15,179,211	38.2%
PAR Investment Partners, L.P.(3)	1,112,293	9.1%	3,587,593	9.7%
Paul Packer(4)	886,141	7.3%	886,141	2.4%
AQR Capital Management, LLC(5)	767,040	5.9%	767,040	2.0%
All directors and executive officers as a group (seven individuals) (1)(6)	4,062,214	26.2%	11,775,547	29.1%

*	Less than 1%.
(1)

Before the issuance of Conversion Shares, consists of (i) 437,456 shares held by a revocable trust (the “Revocable Trust”), (ii) 116,950 shares held by a family trust (the “Family Trust”), (iii) 142,857 shares held by the Sponsor which are subject to forfeiture in the event that the last sale price of the Company’s common stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of our initial business combination, (iv) 2,533,333 shares issuable upon the exercise of warrants that are currently exercisable (of which 2,133,333 such warrants are held by the Revocable Trust and 400,000 such warrants are held by the Family Trust) and (v) 566,666 shares which Mr. Sachs has the right to acquire upon the exercise of options exercisable within 60 days of March 31, 2015. After the issuance of Conversion Shares, also includes 7,333,333 Conversion Shares that will be issued to White Knight Capital Management LLC, an affiliate of Mr. Sachs, if the Proposal is approved. Mr. Sachs is the trustee and beneficiary of the Revocable Trust and the children of Mr. Sachs are the beneficiaries under the Family Trust. Mr. Sachs is a manager of the Sponsor and ultimately controls the voting and dispositive power of 142,857 shares of common stock of the Company owned by the Sponsor. Mr. Sachs disclaims beneficial ownership of any securities of the Company over which he does not have a pecuniary interest.

(2)

Based on an amendment to Schedule 13D filed on April 1, 2015 by DOOH, DOOH Investment Manager LLC, DRW (“DRW”), DRW Commodities, LLC and Donald R. Wilson, Jr. Before the issuance of Conversion Shares, consists of (i) 2,354,450 shares held by DRW, (ii) 1,339,048 shares held by DOOH, (iii) 285,714 shares held by the Sponsor (including the 142,857 shares reported in footnote (1)) which are subject to forfeiture in the event that the last sale price of the Company’s common stock does not equal or exceed $12.00 per share for any 20 trading days within any 30 trading day period within 24 months following the closing of our initial business combination, and (iv) 2,533,333 shares which DOOH has the right to acquire upon the exercise of warrants that are currently exercisable. After the issuance of Conversion Shares, also includes 8,666,666 Conversion Shares that will be issued to Children’s Trust C/U the Donald R. Wilson 2009 GRAT #1, an entity related to DOOH, if the Proposal is approved.

(3)

Based on a Schedule 13G filed on April 21, 2014 on behalf of (i) PAR Investment Partners, L.P. (“PAR Investment Partners”), a Delaware limited partnership, (ii) PAR Group, L.P. (“PAR Group”), a Delaware limited partnership and (iii) PAR Capital Management, Inc. (“PAR Capital Management”), a Delaware corporation. The sole general partner of PAR Investment Partners is PAR Group. The sole general partner of PAR Group is PAR Capital Management. All shares listed in this footnote 3 are held by PAR Investment Partners.  Number of shares beneficially owned after the issuance of Conversion Shares includes 2,475,000 Conversion Shares that will be issued to PAR Investment Partners if the Proposal is approved.

(4)

Based on an amendment to Schedule 13G filed on February 13, 2015 by Globis Capital Partners, L.P., Globis Capital Advisors, L.L.C., Globis Overseas Fund, Ltd., Globis Capital Management, L.P., Globis Capital, L.L.C. and Paul Packer. Consists of (i) 741,513 shares of common stock held by Globis Capital Partners, L.P. and (ii) 144,628 shares of common stock held by Globis Overseas Fund, Ltd. Mr. Packer is the managing member of Globis Capital Advisors, L.L.C., which is the general partner of Globis Capital Partners, L.P. Mr. Packer is also the managing member of Globis Capital, L.L.C., which is the general partners of Globis Capital Management, L.P., which serves as investment manager to, and has investment discretion over the securities held by, Globis Capital Partners, L.P. and Globis Overseas Fund, Ltd. Mr. Packer is deemed to have beneficial ownership of the shares held by Globis Capital Partners, L.P. and Globis Overseas Fund, Ltd.

(5)

Based on a Schedule 13G filed by February 17, 2015 by AQR Capital Management, LLC. Consists of shares which AQR Capital Management, LLC has the right to acquire upon exercise of warrants that are currently exercisable.

(6)

Number of shares beneficially owned after the issuance of Conversion Shares includes 100,000 Conversion Shares that will be issued to Mr. Michelson, 30,000 Conversion Shares that will be issued to Mr. Buck and 250,000 Conversion Shares that will be issued to Mr. Swimmer  if the Proposal is approved.

Further Information

The terms of the Purchase Agreement, the Registration Rights Agreement, the Lock Up Agreements, the Support Agreements and the Certificate of Designation are only briefly summarized above. For further information, please refer to the description of each contained in the Company’s Current Report on Form 8-K filed with the SEC on March 25, 2015, and the Purchase Agreement, the Registration Rights Agreement, the for of Lock Up Agreements, the form of Support Agreement and the Certificate of Designations, each of which is filed as an exhibit to such report.

Required Vote

Approval of the Proposal requires our receipt of the affirmative vote of a majority of the votes cast by holders of Common Stock at the Special Meeting. The shares of Series A Preferred Stock shall not be entitled to vote on the Proposal.

Board Recommendation

THE NON-INTERESTED MEMBERS OF THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMEND A VOTE FOR APPROVAL OF THE PROPOSAL.

OTHER MATTERS

We know of no other matters to be submitted to the Special Meeting. If any other matters properly come before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

Dated: [●], 2015

SPECIAL MEETING OF STOCKHOLDERS OF

RMG NETWORKS HOLDING CORPORATION

[●], 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and Proxy Card are available at: www.rmgnetworks.com

Please sign, date and mail your proxy card in the envelope provided promptly.

THE NON-INTERESTED MEMBERS OF THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE PROPOSAL

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert Michelson or David Mace Roberts, individually, as proxy to represent the undersigned at the Special Meeting of Stockholders to be held at the offices of the Company 15301 Dallas Parkway, Suite 500, Addison, Texas 75001on [●], 2015 at [●] am Central Time, and at any adjournments thereof, and to vote the shares of Common Stock the undersigned would be entitled to vote if personally present, as indicated below.

1.

To approve, for purposes of NASDAQ Listing Rule 5635, the issuance by the Company of 25 million shares of the Company’s common stock upon the conversion of 250,000 shares of the Company’s Series A convertible preferred stock.

	For	Against	Abstain
	☐	☐	☐

If any other business is presented at the meeting, this proxy will be voted by those named in this proxy in their best judgment.  At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Signature of Stockholder	Date

Signature of Stockholder	Date

Note:  Please sign exactly as your name or names appear on this Proxy.  When shares are held jointly, each holder should sign.  When signing as executor, administrator, attorney, trustee or guardian, please give full title as such.  If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such.  If signer is a partnership, please sign in partnership name by authorized person.